Exhibit 99.1

GXS Appoints Gregg Clevenger as Executive Vice President & CFO

GAITHERSBURG, MD. — November 4, 2010 — GXS, the world’s leading provider of business-to-business (B2B) e-commerce solutions, today announced that Gregg Clevenger will join the company as its Executive Vice President and Chief Financial Officer (CFO) in mid-November, 2010.

Clevenger brings more than 20 years of experience in corporate finance and capital markets to the role and will replace John Duvall as head of the company’s finance organization.  Duvall will remain with GXS serving as Senior Vice President of Finance, reporting to Clevenger, and will continue to work with the management team to extend the company’s leadership position in the market.

“Gregg is a fantastic fit for the GXS team and brings a unique set of experiences in managing corporate finance teams, operating public companies and leading investment banking deals across the world,” said Bob Segert, President and Chief Executive Officer, GXS. “We look forward to Gregg’s contributions as we continue to expand our managed services business globally.”

“It’s a very exciting time in the B2B e-commerce market and GXS continues to lead the way throughout the world,” said Gregg Clevenger.  “The combination of the market opportunity, the company’s unique position in the market and global reach, and the excellent team in place made joining GXS a very easy decision.”

Before joining GXS, Clevenger was CFO at Infinia Corporation, a solar technology company which has raised more than $125 million in venture capital to commercialize the company’s thermal solar energy generating system.  Previously, Clevenger served as CFO of MPower Communications, a publicly traded telecommunications provider, and was an investment banker for ten years, completing nearly 50 transactions across 11 countries while working for Goldman Sachs, Morgan Stanley and Argent Group.

About GXS
GXS is the world’s leading provider of B2B e-commerce solutions.  The company’s software and services simplify and enhance how networks of businesses integrate business processes and collaborate among trading partners.  Organizations worldwide, including more than 75 percent of the Fortune 500, use GXS solutions to extend their supply chain networks, optimize product launches, automate warehouse receiving, manage electronic payments and gain supply chain visibility.  Based in Gaithersburg, Maryland, GXS has operations and offices around the world.  For more information, see http://www.gxs.com, http://blogs.gxs.com and http://twitter.com/gxs.

Media Relations:
Doug Kern
Director, Corporate Communications, GXS
(512) 657-9932
doug.kern@gxs.com
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